As filed with the Securities and Exchange Commission on June 18, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRADEWEB MARKETS INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2456358
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1177 Avenue of the Americas

New York, New York 10036

(646) 430-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan

Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan

Amended and Restated Tradeweb Markets Inc. PRSU Plan

(Full title of the Plans)

Lee Olesky

Chief Executive Officer

Tradeweb Markets Inc.

1177 Avenue of the Americas

New York, New York 10036

(646) 430-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated file,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Class A Common Stock, $0.00001 par value per share	8,841,864(	2)	$41.69(	3)	$368,617,310	$44,676
Class A Common Stock, $0.00001 par value per share	18,137,050(	4)	$20.60(	5)	$373,623,230	$45,283
Class A Common Stock, $0.00001 par value per share	1,186,622(	6)	$41.69(	3)	$49,470,271	$5,996
Class A Common Stock, $0.00001 par value per share	3,654,324(	7)	$41.69(	3)	$152,348,768	$18,465

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall cover any additional shares of Tradeweb Markets Inc.’s outstanding shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), that become issuable under the registrant’s Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (the “Omnibus Plan”), the Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan (the “Option Plan”) and the Amended and Restated Tradeweb Markets Inc. PRSU Plan (the “PRSU Plan”) by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Common Stock.

(2)             Represents the number of shares of Common Stock available for future issuance under the Omnibus Plan.

(3)             Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on June 14, 2019, as reported on the Nasdaq Global Select Market.

(4)             Represents the number of shares of Common Stock issuable upon exercise of options that have been granted under the Option Plan (the “Outstanding Options”).

(5)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. Represents the weighted average exercise price for such Outstanding Options pursuant to Rule 457(h) under the Securities Act.

(6)             Represents the number of shares of Common Stock available for future issuance under the Option Plan (excluding the shares of Common Stock issuable upon the exercise of Outstanding Options).

(7)             Represents the number of shares of Common Stock that may be issued with respect to restricted stock units granted pursuant to the PRSU Plan and available for future issuance under the PRSU Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Tradeweb Markets Inc. (“Tradeweb” or the “Registrant”), relating to an aggregate of 31,819,860 shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Common Stock”), that may be issued pursuant to the Registrant’s Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (the “Omnibus Plan”), the Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan (the “Option Plan”) and the Amended and Restated Tradeweb Markets Inc. PRSU Plan (the “PRSU Plan”).  The purpose of this Registration Statement is to register the aforementioned 31,819,860 shares of Common Stock on this Registration Statement.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

•                  The Registrant’s Form S-1 (File No. 333-230115) (originally filed with the Commission on March 7, 2019), as amended, and the related prospectus dated April 3, 2019.

•                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 20, 2019.

•                  The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 9, 2019 (relating to items 1.01, 2.03, 3.02, 3.03, 5.03 and 9.01 thereof) and June 18, 2019 (relating to Items 8.01 and 9.01 thereof).

•                  The description of the  Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A filed with the Commission on April 4, 2019, which incorporates by reference the description of the Common Stock contained in the Registration Statement on Form S-1 (File No. 333-230115) (originally filed with the Commission on March 7, 2019), as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Not applicable.

Item 5.      Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. The right to indemnification conferred by the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

In addition, the Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

INDEX TO EXHIBITS

Exhibit No.		Exhibit Description
4.1		Amended and Restated Certificate of Incorporation of Tradeweb Markets Inc. (incorporated by reference to Exhibit 3.1 to the Registration’s Current Report on Form 8-K filed on April 9, 2019).

4.2		Amended and Restated Bylaws of Tradeweb Markets Inc. (incorporated by reference to Exhibit 3.2 to the Registration’s Current Report on Form 8-K filed on April 9, 2019).

4.3		Specimen Common Stock Certificate of Tradeweb Markets Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 2, 2019).

4.4		Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed on May 20, 2019).

4.5		Amended and Restated Tradeweb Markets Inc. PRSU Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed on May 20, 2019).

4.6		Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on May 20, 2019).

4.7

Form of Director RSU Agreement under the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q filed on May 20, 2019).

5.1	*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	*	Consent of Deloitte & Touche LLP.

23.3	*	Consent of PricewaterhouseCoopers LLP.

23.4	*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (included on signature page hereto).

* Filed herewith.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes as follows:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, New York, on this 18th day of June, 2019.

TRADEWEB MARKETS INC.

By:	/s/ Lee Olesky
	Name:	Lee Olesky
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints Lee Olesky, Robert Warshaw and Douglas Friedman and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Lee Olesky	Chief Executive Officer	June 18, 2019
Lee Olesky	(Principal Executive Officer) and Director

/s/ Robert Warshaw	Chief Financial Officer	June 18, 2019
Robert Warshaw	(Principal Financial Officer and Principal Accounting Officer)

/s/ Martin Brand	Director	June 18, 2019
Martin Brand

/s/ John G. Finley	Director	June 18, 2019
John G. Finley

/s/ Scott C. Ganeles	Director	June 18, 2019
Scott C. Ganeles

/s/ William Hult	Director	June 18, 2019
William Hult

/s/ Paula B. Madoff	Director	June 18, 2019
Paula B. Madoff

/s/ Thomas Pluta	Director	June 18, 2019
Thomas Pluta

/s/ Debra Walton	Director	June 18, 2019
Debra Walton

/s/ Brian West	Director	June 18, 2019
Brian West